Exhibit 10.1

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type that the registrant treats as private or confidential.

AMENDMENT NO. 6 TO
LEASE AGREEMENT

THIS AMENDMENT NO. 6 TO LEASE AGREEMENT (this “Amendment”) is made effective as of March __, 2026 (the “Effective Date”) by and between BOMAX HOLDINGS LLC, a New York limited liability company with an address at 3 East Evergreen Road, No. 1045, New City, New York 10965-5101 (“Landlord”) and TRANSACT TECHNOLOGIES INCORPORATED, a Delaware corporation with an address at 1 Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, Connecticut 06518 (“Tenant”).

RECITALS:

A.     Landlord (as successor-in-interest to Bomax Properties, LLC) and Tenant are parties to that certain Lease Agreement dated July 18, 2001 (the “Original Lease”), as amended by (i) that certain Amendment No. 1 to Lease Agreement dated May 8, 2012 (the “First Amendment”), (ii) that certain Amendment No. 2 to Lease Agreement dated January 14, 2016 (the “Second Amendment”), (iii) that certain Amendment No. 3 to Lease Agreement dated February 28, 2020 (the “Third Amendment”), (iv) that certain Amendment No. 4 to Lease Agreement dated July 15, 2022 (the “Fourth Amendment”), and (v) that certain Amendment No. 5 to Lease Agreement dated May 31, 2024 (the “Fifth Amendment”; the Original Lease, as so amended, assigned and otherwise heretofore modified, collectively, the “Existing Lease”), covering certain premises located at 20 Bomax Drive, Ithaca, New York (the “Premises”), as more particularly described in the Existing Lease; and

B.       The Existing Lease, by its terms, is set to expire on May 31, 2026 (the “Existing Expiration Date”); and

C.       Pursuant to Section 1(c) of the Third Amendment (as amended by the Fifth Amendment), Tenant has the option (the “Existing Extension Option”) to extend the term of the Existing Lease for an additional one (1) year, through to and including May 31, 2027 (the “Existing Renewal Term”); and

D.       Landlord and Tenant have agreed to certain modifications to the terms and conditions of the Existing Lease; and

E.      Landlord and Tenant desire to execute this Amendment to evidence their agreement to modify the Existing Lease in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.       Incorporation of Recitals. The foregoing recitals are true and correct, and are hereby incorporated into this Amendment as if set forth fully herein.

2.      Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Existing Lease. The Existing Lease, as amended by this Amendment, shall hereinafter be referred to as the “Lease”.

3.       Existing Extension Option. The Existing Extension Option is hereby deleted in its entirety and is of no further force or effect.

4.      Extension of Term. The Existing Lease is hereby amended to extend the term of the Existing Lease to September 30, 2031 (the “Extended Term”). Notwithstanding any provision in the Existing Lease to the contrary, commencing on April 1, 2026 and for the remainder of the Extended Term, the base rent shall be as follows:

Lease Year	Rent per square foot	Annual Rent	Monthly Rent
Year 1 (April 1, 2026 – March 31, 2027)	$6.50	$480,265.50	$40,022.13
Year 2 (April 1, 2027 – March 31, 2028)	$6.50	$480,265.50	$40,022.13
Year 3 (April 1, 2028 – March 31, 2029)	$6.63	$489,870.81	$40,822.57
Year 4 (April 1, 2029 – March 31, 2030)	$6.76	$499,668.23	$41,639.02
Year 5 (April 1, 2030 – March 31, 2031)	$6.90	$509,661.59	$42,471.80
Year 6 (April 1, 2031 – September 30, 2031)	$7.04	$520,164.48	$43,347.04

5.     Landlord’s Recapture Right. Landlord shall have the right (the “Recapture Right”, at any time during the Extended Term, to recapture (i) up to eighteen thousand (18,000) rentable square feet of the warehouse and manufacturing space within the Premises, (ii) up to nine thousand (9,000) rentable square feet of the office space within the Premises, and (iii) all unused outdoor space within the Premises (excluding forty-five (45) parking spaces plus any parking spaces required under applicable ADA laws and regulations) (collectively, the “Recapture Space”), exercisable in one or more instances at Landlord's sole discretion, subject to the following conditions:

(a)       Landlord shall provide Tenant with not less than six (6) months’ prior written notice of Landlord’s election to exercise its right to recapture all or a portion of the Recapture Space, which notice will identify the Recapture Space (the “Recapture Notice”). Notwithstanding the foregoing, prior to delivering the Recapture Notice, Landlord will inform Tenant of its interest in exercising the Recapture Right and Landlord shall provide notice once a new lease is executed for the Recapture Space. Tenant will use commercially reasonable best efforts to vacate and surrender the Recapture Space within three (3) months following Tenant’s receipt of the Recapture Notice; provided, however, Tenant shall vacate and surrender the Recapture Space within six (6) months following Tenant’s receipt of the Recapture Notice.

(b)       Landlord, at its sole cost and expense, shall perform work reasonably necessary to demise the Recapture Space from the remainder of the Premises, in compliance with all applicable laws, ordinances, and regulations, which may include basic demising walls as required by applicable code;

(c)       The specific portion of the Premises that may be recaptured by Landlord as the Recapture Space is identified on Exhibit A attached hereto, or as otherwise agreed to in good faith by the Parties, which agreement shall not be unreasonably withheld, conditioned, or delayed by Tenant;

(d)       Landlord and Tenant shall enter into an amendment to the Lease promptly and without any unreasonably delay to evidence such recapture and to provide for any resulting adjustments to the base rent based on the gross square footage of the Premises remaining after such recapture (calculated on a pro rata basis using the then-current rent per square foot), and to establish Tenant’s proportionate share of real estate taxes, insurance premiums, utilities, and other operating expenses of the Premises, as applicable; provided, however, the rent reduction under the Lease shall become effective upon the date following Landlord’s receipt of the Notice that Tenant vacates and surrenders the Recapture Space regardless of whether Landlord and Tenant have entered into the foregoing amendment to the Lease; and

6.       Parking Rights Restoration.

Paragraph 5 of Amendment No. 5 to Lease Agreement dated May 31, 2024 is hereby deleted in its entirety, declared null and void, and is of no further force or effect. All rights, obligations, and provisions relating to parking that existed under the Original Lease prior to Amendment No. 5 are hereby fully restored and reinstated as if Paragraph 5 of Amendment No. 5 had never been executed. Any and all terms, conditions, restrictions, or modifications to Tenant's parking rights that were imposed by Paragraph 5 of Amendment No. 5 are hereby rendered unenforceable and without any legal effect whatsoever. Notwithstanding the foregoing restoration of prior parking rights, the parties acknowledge and agree that Tenant shall not be responsible for any capital improvement or repair of the driveway and parking lot, as the current condition of these surfaces requires replacement of the base and asphalt rather than routine maintenance. Landlord shall be solely responsible for all costs and expenses associated with any such capital improvements, replacements, or repairs to the base and asphalt of the driveway and parking lot.

7. Miscellaneous.

(a)	Except as amended hereby, the Lease remains in full force and effect.

(b)	Tenant and Landlord each represent to the other party that, (i) neither party has dealt with any real estate broker, salesperson or finder in connection with this Amendment, (ii) no real estate broker, salesperson or finder initiated or participated in the negotiation of this Amendment, and (iii) no real estate broker, salesperson of finder is entitled to any commission in connection herewith. Landlord and Tenant hereby agree to indemnify, defend and hold each other harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from any claims of any kind which arises out of or is in any way connected with the other’s breach of the foregoing representation.

(c)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in the State of New York, and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

(d)	This Amendment may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument. Signatures delivered or transmitted by facsimile or electronic submission (including by means of PDF or DocuSign) shall be deemed original signatures for all purposes of this Amendment.

(e)	Tenant hereby confirms that, to its actual knowledge, it has no claim, set-off, counterclaim, defense or other cause of action against Landlord arising out of the Lease for events occurring prior to the Effective Date. To the extent that any such claim, set-off, counterclaim, defense or other cause of action may exist with respect to which Tenant has actual knowledge as of the Effective Date of this Amendment for events occurring prior to the Effective Date; such claim, set-off, counterclaim, defense, or other cause of action is hereby expressly and knowingly waived and released by Tenant.

(f)	Landlord hereby confirms that, to its actual knowledge, it has no claim, set-off, counterclaim, defense or other cause of action against Tenant arising out of the Lease for events occurring prior to the Effective Date. To the extent that any such claim, set-off, counterclaim, defense or other cause of action may exist with respect to which Landlord has actual knowledge as of the Effective Date of this Amendment for events occurring prior to the Effective Date, such claim, set-off, counterclaim, defense, or other cause of action is hereby expressly and knowingly waived and released by Landlord.

[BALANCE OF THIS PAGE BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 6 to Lease Agreement as of the date first above written.

LANDLORD:

BOMAX HOLDINGS LLC

By:	/s/ Mark Junger
Mark Junger, Manager

TENANT:

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ John Dillon
Name: John Dillon
Title: CEO

EXHIBIT A

[Floorplan of Potential Recapture Space
And Excluded Outdoor Space to be added.]

“[***]”